Exhibit 10.43

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on April 1, 2005, by and between Advanced Cell Technology Holdings, Inc., and its wholly owned subsidiary, Advanced Cell Technology, Inc. (collectively, “ACT”) and Jonathan F. Atzen (the “Executive”).

1.                                      Position and Duties

A.                                   Position.  ACT agrees to employ EXECUTIVE in the position of Senior Vice President and General Counsel (“GC”).  EXECUTIVE shall report to the Chief Executive Officer (“CEO”) of ACT, and shall perform any and all duties now or hereafter assigned to EXECUTIVE by the CEO, as well as any other duties consistent with the position of GC.  Further, EXECUTIVE will be appointed Secretary of both corporations and in this capacity attend all Board of Director meetings and assist both the Chairman of the Board and the CEO in matters pertaining to the board as assigned by the Chairman and/or CEO.  EXECUTIVE shall abide by ACT’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

B.                                     Start Date.  The Executive shall commence full time employment on April 1, 2005 (the “Start Date”).

2.                                      Compensation

A.                                   Annual Salary.  ACT shall pay EXECUTIVE an annual salary of two hundred forty-five thousand dollars ($245,000) (the “Annual Salary”).  The Annual Salary shall be paid in equal bi-monthly installments, consistent with ACT’s regular pay practices.  Notwithstanding the aforementioned, until ACT has raised $10 million in investment capital (“Additional Capital”), EXECUTIVE’s Annual Salary will commence at one hundred ninety-five thousand dollars ($195,000) annually.  In the event ACT raises Additional Capital, EXECUTIVE will be paid the difference between his initial salary and the Annual Salary as if the Annual Salary had been effective from the Start Date.  For purposes of this Section 2A, the term “Additional Capital” shall mean any debt or equity financing of $10 million or more raised by the Company subsequent to the Start Date but does not include the funds raised in connection with the Company’s Series A Preferred Stock financing.

B.                                     Bonus.  Upon the successful completion of his job responsibilities, in addition to his Annual Salary, EXECUTIVE shall be eligible to receive an annual bonus that will be determined by the CEO and the Board of Directors in their sole and absolute discretion.  EXECUTIVE shall be entitled to a one-time advance of an annual bonus in the amount of $40,000 payable in two installments of (1) $25,000 on the Start Date and (2) $15,000 on June 1, 2005.

C.                                     Expenses.  ACT shall reimburse EXECUTIVE for reasonable travel and other business expenses incurred by EXECUTIVE in the performance of his duties hereunder.  In addition, ACT shall reimburse Executive for all expenses related to maintaining active status to practice law in the State of California including annual bar dues, continuing legal education and related educational seminars and conferences.  ACT shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with ACT’s applicable policies.

3.                                      Benefits

EXECUTIVE (and EXECUTIVE’s family members as applicable) shall be entitled to receive benefits under the following benefit plans: group life insurance; medical insurance; disability insurance, and 401K/retirement plan.  ACT shall provide a matching contribution to EXECUTIVE’s 401 K/retirement plan.  ACT may modify, amend or terminate any or all such benefit plans at any time.  EXECUTIVE’s rights under any benefit plans now in force or later adopted by ACT shall be governed solely by the terms of the particular benefit plan.  The Executive shall be eligible to participate in any other employee benefit plan maintained by ACT for other executive officers of ACT.  In addition, EXECUTIVE shall be entitled to the following:

A.                                   Vacation:  Three (3) weeks per year.

B.                                     Sick Days:  Ten (10) days per year.

Accrued but unused vacation will accrue to the next calendar year and may not exceed six (6) weeks in aggregate.

4.                                      Stock Options

Subject to that certain Consulting Agreement dated January 14, 2005 by and between ACT and EXECUTIVE, ACT granted to EXECUTIVE an option to purchase four hundred thousand (400,000) shares of the Company’s Common Stock at a strike price of $0.85 per share (the “Option”) under the Company’s employee Stock Option Plan (the “Plan”).  The Options will vest over forty eight (48) months as follows: 10% of the shares will be vested as of the Start Date and thereafter l/48th of the remaining number of shares will vest at the end of each full month of employment.  Vesting will be subject to EXECUTIVE’s continued employment with the Company and the terms and conditions of the Plan and a stock option agreement.  Except as specifically set forth in this Section 4, EXECUTIVE’s rights under the Plan, or any other stock option plan later adopted by ACT, shall be governed solely by the terms of the Plan, or the later adopted stock option plan.  Notwithstanding the foregoing upon a Change in Control (as defined in the Plan), fifty percent (50%) of the then unvested Options and any other outstanding equity awards shall accelerate.  In addition, the Executive will also be entitled to acceleration of Options pursuant to Section 10, below.

5.                                      Confidentiality Agreement; Indemnification Agreement

EXECUTIVE shall sign the Confidential Information and Inventions Agreement (the “Confidentiality Agreement”) in the form attached hereto as Exhibit A.  The Executive hereby represents and warrants to ACT that he will comply with all obligation under the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of the Executive’s employment relationship with ACT.  ACT indemnifies all officers and directors to the maximum extent permitted by law.  EXECUTIVE shall execute ACT’s standard form of Indemnification Agreement, a copy of which is attached hereto as Exhibit B.

6.                                      Termination of Employment

EXECUTIVE understands and agrees that his employment has no specific term.  This Agreement, and the employment relationship, may be terminated by either party with or without cause upon thirty (30) days written notice to the other.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination neither ACT nor EXECUTIVE shall have any further obligation to each other by way of compensation or otherwise.

7.                                      Separation Benefits

Upon termination of EXECUTIVE’s employment with the Company for any reason, EXECUTIVE will receive payment for all unpaid salary and vacation accrued as of the date of his termination of employment, and his benefits will be continued under the ACT’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  Under certain circumstances, and conditioned in each case upon EXECUTIVE’s execution of a release and waiver of claims against ACT, its officers and directors, EXECUTIVE will also be entitled to receive severance benefits as set forth below, but EXECUTIVE will not be entitled to any other compensation, award or damages with respect to EXECUTIVE’s employment or termination.

(a)                                  Definitions.  For purposes of this Section 10, the following definitions shall apply: “Disability” shall mean EXECUTIVE’s complete inability to perform his job responsibilities for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period.  “Cause” means: (i) the failure to properly perform EXECUTIVE’s job responsibilities, as determined reasonably and in good faith by the Board; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, any felony, or a crime involving moral turpitude; or (iv) material breach of the Confidentiality Agreement. “Good Reason” shall mean (i) any reduction in the Annual Salary (other than a reduction that is applicable for the other executive officers of ACT as a part of a general cost reduction program); (ii) any material reduction in EXECUTIVE’s benefits (iii) a change in EXECUTIVE’s position or title with ACT or a successor company that materially reduces EXECUTIVE’s stature or duties or (iv) a breach by ACT of any of the material terms, conditions or obligations of ACT under this Agreement that goes uncured for a period of 30 days

(b)                                 Termination for Cause, Death, Disability, or Resignation.  In the event of EXECUTIVE’s termination for “Cause”, termination for death or “Disability,” or his resignation EXECUTIVE will not be entitled to any cash severance benefits or additional vesting of any equity awards, including stock options.

(c)                                  Termination Without Cause or for Good Reason.  In the event of EXECUTIVE’s termination without Cause or for Good Reason, EXECUTIVE will be entitled to (i) a lump sum payment in an amount equal to six (6) months Annual Salary, subject to such payroll deductions and withholdings as are required by law; and (ii) accelerated vesting of fifty percent (50%) of the then unvested shares subject to the Option and (iii) ACT shall reimburse EXECUTIVE for the costs of EXECUTIVE’S group medical and dental insurance premiums under COBRA for six (6) months immediately following termination of this Agreement; thereafter, EXECUTIVE may continue such coverage at his own expense in accordance with ACT’s standard policies.

(d)                                 Change of Control.  In the event of EXECUTIVE’s termination without Cause within twelve (12) months following a Change in Control, in lieu of the benefits set forth in subsection (c) above, you will be entitled to (i) a lump sum payment in an amount equal to six (6) months Annual Salary, subject to such payroll deductions and withholdings as are required by law; and (ii) accelerated vesting of one-hundred percent (100%) of the then unvested shares subject to the Option.

8.                                      Turnover on Termination

EXECUTIVE agrees that on or before termination of employment, he will return to ACT all originals and copies of all or any part of:

a.               Lists and sources of clients;

b.              Proposals to clients or drafts of proposals;

c.               Reports, job notes, specifications, and drawings pertaining to clients;

d.              Any and all other things, equipment, and written materials obtained by EXECUTIVE during the course of employment from ACT or any client of ACT.

e.               Any and all inventions or intellectual property developed by EXECUTIVE during the course of employment.

9.                                      Arbitration

Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between ACT and EXECUTIVE, including but not limited to

(1) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (2) all contract or tort claims of any kind; and (3) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California.  Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).

ACT shall pay the arbitrators fees and costs.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THE ARBITRATION AGREEMENT.

10.                               Severability

In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

11.                               Agreement Read and Understood

EXECUTIVE acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with a representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this Agreement of his own free will.

12.                               Complete Agreement, Modification; Successors

This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral including that certain Consulting Agreement dated January 14, 2005, by and between ACT and EXECUTIVE.  No provision of this Agreement may be modified except by a written document signed both by the ACT and EXECUTIVE.  EXECUTIVE understands and agrees that he will be required by the Company to execute a comprehensive Proprietary Information Agreement.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of ACT’s business and/or assets.

13.                               Governing Law

This Agreement shall be construed and enforced according to the laws of the State of California.

		EXECUTIVE:

Dated:	4.01.05	/s/ Jonathan F. Atzen
		Jonathan F. Atzen

		ACT:

		A.C.T Holdings, Inc. and Advanced Cell Technology, Inc.

Dated:	4/11/05	/s/ William M. Caldwell

		By: William M. Caldwell
		Title: Chief Executive Officer